                                                                      EXHIBIT 3.




                             STOCK OPTION AGREEMENT

       This Stock Option Agreement (the "Agreement") is made and entered into as of January 7, 2000, by and among On-Point Technology Systems, Inc., a Nevada corporation (the "Company"), GTECH Corporation, a Delaware corporation ("Holdings"), and Trio Merger Sub Co., Inc., a Nevada corporation and a wholly owned subsidiary of Holdings ("Merger Sub").

       WHEREAS, the Company, Holdings and Merger Sub have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement") providing for the merger of Merger Sub with and into the Company (the "Merger"); terms used herein without definition shall have the meanings ascribed thereto in the Merger Agreement; and

       WHEREAS, Holdings has requested, and, in order to induce Holdings and Merger Sub to enter into the Merger Agreement the Company desires to give Holdings, an option to purchase authorized but unissued shares of Common Stock, $0.01 par value per share (the "Shares"), upon the terms and subject to the conditions set forth below.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, Holdings and Merger Sub agree as follows:

       1. Grant of Option. The Company hereby grants to Holdings an unconditional and irrevocable option (the "Option") to purchase from the Company up to 2,035,638 authorized but unissued Shares (the "Option Shares") (being a number equal to 19.9% of the number of shares outstanding on the date hereof) at a price of $3.00 per Option Share (the "Exercise Price"). Holdings may assign to any subsidiary or affiliate of Holdings (including Merger Sub) the right to exercise the Option. The number of Option Shares that may be received upon the exercise of the Option and the payment of the Exercise Price are subject to adjustment as set forth herein.

       2.     Exercise of Option.

       (a) The Option, subject to the conditions set forth in Section 3 hereof, may be exercised by Holdings, in whole or in part, at any time or from time to time on or after the first occurrence of an event the result of which is that a Termination Fee is or may become payable pursuant to the Merger Agreement (a "Purchase Event") and (i) prior to the Effective Time or (ii) within six months following the termination of the Merger Agreement. The Company will not, prior to the termination of the Option, take, or refrain from taking, any action which would have the effect of preventing or disabling the Company from delivering






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the Option Shares or otherwise performing its obligations under this Agreement.
Notwithstanding the foregoing, (A) if any of the restrictions set forth in
Section 2(b)(i) to (iii) are in effect, such termination shall be extended to the date that is the fifth Business Day after the elimination of such restrictions, and (B) notwithstanding the termination of the Option, if Holdings (or any affiliate or Subsidiary of Holdings) has exercised the Option in accordance with the terms hereof prior to the termination of the Option, Holdings (or such affiliate or Subsidiary) will be entitled to purchase the Option Shares and the termination of the Option will not affect any rights hereunder.

       (b) In the event Holdings elects to exercise the Option, Holdings shall send a written notice (the "Exercise Notice") to the Company specifying the number of Option Shares Holdings will purchase and a date (not less than one nor more than 20 Business Days from the date of the Exercise Notice) and place for the closing of such purchase (a "Closing"). Upon receipt of an Exercise Notice, the Company shall be obligated to deliver Option Shares in accordance with
Section 3, on the later of the date specified in the Exercise Notice or the first day on which the following conditions are satisfied: (i) no law, rule or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other governmental authority of competent jurisdiction shall be in effect, which prohibits delivery of such Option Shares (and the parties hereto shall use their reasonable best efforts to have any such order, injunction, decree or ruling vacated or reversed); (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules; and regulations promulgated thereunder (the "HSR Act") shall have expired or been terminated; or (iii) such purchase would not otherwise violate or cause the violation of applicable law (including the HSR
Act). If the Closing cannot be consummated by reason of a restriction set forth in clause (i), (ii) or (iii) above, notwithstanding anything to the contrary herein, the Closing shall be held within 5 business days following the elimination of such restriction unless Holdings (or any subsidiary or affiliate of Holdings) shall have withdrawn its Exercise Notice prior to such time.

       3. Payment and Delivery of Certificate(s). At any closing of a purchase of any of the Option Shares hereunder, (a) Holdings (or any affiliate or subsidiary of Holdings) shall pay to the Company the aggregate price for the Option Shares so purchased and (b) the Company shall deliver to Holdings (or, at the option of Holdings, an affiliate or subsidiary of Holdings) free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever a duly issued certificate or certificates representing the number of Option Shares purchased. The obligation of the Company to deliver Option Shares at such closing shall be subject only to the conditions set forth in the second to last sentence of Section 2(b).

       4. Notification of Record Date. The Company shall give Holdings at least ten business days' prior written notice before setting the record date, at any time during the period that this Option may be exercised by the Purchaser, for determining the holders of record of





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



Shares entitled to notice of, or to vote on, any matter, to receive any dividend or distribution or to participate in any rights offering or other matter, or to receive any other benefit or right, with respect to Shares.

       5..    Representations and Warranties of the Company. The Company hereby represents and warrants to Holdings and Merger Sub as follows:

       (a) Due Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary corporate and other action on the part of the Company, has been duly executed by a duly authorized officer of the Company and is valid, binding and enforceable against the Company in accordance with its terms. The Company will take all necessary corporate action to authorize and reserve for issuance all additional Shares or other securities which may be issued pursuant to Section 7 upon exercise of the Option.

       (b) Option Shares. The Company has taken (or will take with respect to Shares issued pursuant to Section 7) all necessary corporate and other action to authorize and reserve for issuance, upon exercise of the Option, the Option Shares, and the Option Shares, upon purchase by Holdings (or any affiliate or subsidiary of Holdings), will be duly and validly issued, fully paid and nonassessable, and delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive or similar rights.

       (c) No Conflicts. Except as otherwise required by the HSR Act, the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval, license or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of the Certificate of Incorporation or By-Laws of the Company, or of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree, or any restriction to which any property of the Company or any of its subsidiaries is bound, which would have a Company Material Adverse Effect.

       6. Representations and Warranties of the Purchaser. Holdings and Merger Sub hereby represent and warrant to the Company as follows:

       (a) Due Authorization. This Agreement has been duly authorized by all necessary corporate and other action on the part of Holdings and Merger Sub and has been duly executed by a duly authorized officer of each of Holdings and Merger Sub, and is valid, binding and enforceable against Holdings and Merger Sub in accordance with its terms.

       (b) Distribution. Any Shares to be acquired upon exercise of the Option will not be taken by Holdings with a view to the public distribution thereof, and will not be transferred, except in a transaction registered or exempt from registration under the Securities Act.

       7. Adjustment Upon Changes in Capitalization. (a) In the event of any change in the outstanding Shares by reason of stock dividends, stock splits, split-ups, mergers, consolidations, recapitalizations, reclassifications, combinations, conversions, exchanges of shares or the like, the number and kind of Shares or securities subject to the Option and the purchase price per Option Share shall be appropriately adjusted, and proper provisions shall be made in the agreements governing such transaction, so that Holdings (or any affiliate or subsidiary of Holdings) shall receive upon exercise of the Option the number and class of shares or other securities or property that Holdings (or any affiliate or Subsidiary of Holdings) would have received in respect of Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional Shares are issued after the date of this Agreement (other than pursuant to an event described in the immediately preceding sentence), the number of Shares subject to the Option shall be adjusted so that immediately prior to such issuance, it equals 19.9% of the number of Shares then issued and outstanding.

       (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this
Section 7, the Exercise Price per Option Share shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

       (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than Merger Sub, and the Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Merger Sub, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Holdings or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Holdings would have received in respect of Option Shares had the Option been exercised immediately prior to such





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consolidation, merger, sale or transfer or the record date therefor, as applicable. The Company shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

       8. Stock Exchange Listing. Commencing with the date hereof, the Company shall take all action necessary to cause the Option Shares granted hereby to be approved for listing on the Nasdaq National Market ("NNM"), subject to official notice of issuance, which notice shall be given promptly by the Company upon issuance.

       9. Registration Rights. The Company shall, if requested by Holdings or any Subsidiary of Holdings which is the owner of Option Shares (collectively with Holdings, the "Owners") at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all Shares or other securities that have been acquired by or are issuable to such Owners upon exercise of the Option in accordance with the intended method of sale or other disposition stated by such Owners, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such Shares or other securities under any applicable state securities laws. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for a period at least 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for a period of time not exceeding 90 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company (but in no event shall the Company exercise such postponement right more than once in any 12-month period). Any registration statement prepared and filed under this Section 9, and any sale covered thereby, shall be at the Company's expense except for underwriting discounts or commissions, brokers' fees and the reasonable fees and disbursements of Owners' counsel related thereto. The Owners shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 9 the Company effects a registration under the Securities Act of Shares for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Owners the right to participate in such registration, and such participation shall not affect the obligation of the Company to effect two registration statements for the Owners under this Section 9; provided that, if the





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managing underwriters of such offering advise the Company in writing that in their opinion the number of Shares requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the offering price, the Company, the Owners and any other participant in such offering shall each reduce on a pro rata basis the Shares to be included therein on their respective behalf. In connection with any registration pursuant to this Section 9, the Company and the Owners shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

       10.    Repurchase of Option. (a) Notwithstanding the provisions of
Section 2(a), at any time commencing upon the first occurrence of a Purchase Event and ending upon the expiration or termination of this Option in accordance with Section 2, the Company (or any successor entity thereof) shall at the request of Holdings (any such request, a "Cash Exercise Notice"), repurchase from Holdings (or any affiliate or Subsidiary of Holdings) the Option or a portion thereof (if and to the extent not previously exercised or terminated) at a price which, subject to Section 11 below, is equal to the excess, if any, of
(x) the Applicable Price (as defined below) as of the Section 10 Request Date (as defined below) for a Share over (y) the Exercise Price (subject to adjustment pursuant to Section 7), multiplied by all or such portion of the Option Shares subject to the Option as Holdings shall specify in the Cash Exercise Notice (the"Option Repurchase Price"). For purposes of this Agreement, an exercise of the Option shall be deemed to occur on the date of closing and not on the date of the Exercise Notice relating thereto.

       (b) In connection with any exercise of rights under this Section 10, the Company shall, within 5 business days after the Section 10 Request Date, pay the Option Repurchase Price in immediately available funds, and Holdings or such Owner, as the case may be, shall surrender to the Company the Option. Upon receipt by Holdings of the Option Repurchase Price, the obligations of the Company to deliver Option Shares pursuant to Section 3 of this Agreement shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice or the number of Option Shares as to which the Option is repurchased under Section 10(b).

       (c) For purposes of this Agreement, the following terms have the following meanings:

                     (i) "Applicable Price", as of any date, means the highest
              of (A) the highest price per Share paid or proposed to be paid by any third party for Shares or the consideration per Share received or to be received by holders of Shares, in each case pursuant to any Company Acquisition Proposal for or with the Company made on or prior to such date or (B) the average closing price per Share as reported on the National Association of Securities Dealers Automated Quotation System or, if the Shares are not quoted thereon, on the principal



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



              trading market on which such Shares are traded as reported by a recognized source during the 10 trading days preceding such date. If the consideration to be offered, paid or received pursuant to the foregoing clause (A) shall include any non-cash consideration, the value of such consideration shall be determined in accordance with Section 9.4(c) of the Merger Agreement.

                     (ii) "Section 10 Request Date" means the date on which the
              Company or Holdings, as the case may be, exercises its rights under this Section 10.

       11. Limitation of Holdings Profit. (a) Notwithstanding any other provision in this Agreement, in no event shall Holdings' Total Profit (as defined below) exceed $1.3 million (the "Maximum Profit") and, if it otherwise would exceed such amount, Holdings, at its sole discretion, shall either (i) reduce the number of Shares subject to the Option, (ii) deliver to the Company for cancellation Shares (or other securities into which such Option Shares are converted or exchanged) previously purchased by Holdings, (iii) pay cash to the Company, or (iv) any combination of the foregoing, so that Holdings' actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

       (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of any date an Exercise Notice, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Option otherwise would result in the Notional Total Profit exceeding such amount, Holdings, at its discretion, may (in addition to any of the actions specified in Section 11(a) above) (i) reduce the number of Shares subject to the Option or (ii) increase the Purchase Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Maximum Profit; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 2 hereof.

       (c) For purposes of this Agreement, "Total Profit" shall mean:(i) the aggregate amount (before taxes) of (A) any excess of (x) the net cash amounts or fair market value of any property received by Holdings pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) over (y) Holdings' aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by Holdings on the repurchase of the Option by the Company pursuant to Section 10, minus (ii) the aggregate amount (before taxes) of (A) any cash previously paid by Holdings to the Company pursuant to this Section 11, plus (B) the value of the Option Shares (or other securities) previously delivered by Holdings to the Company for cancellation pursuant to this Section 11.

       (d) For purposes of this Agreement, "Notional Total Profit"with respect to any number of Option Shares as to which Holdings may propose to exercise the Option shall mean the Total Profit determined as of the Notice Date assuming that the Stock Option was





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



exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Option and held by Holdings as of such date, were sold for cash at the closing price per Share on the NNM as of the close of business on the preceding trading day (less customary brokerage commissions).

       (e) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Holdings to receive, nor relieve the Company's obligation to pay, any termination fee provided for in Section 9.4 of the Merger Agreement.

       (f) For purposes of Section 11(a) and clause (ii) of Section 11(c), the value of any Option Shares delivered by Holdings to the Company shall be the Applicable Price of such Option Shares.

       12. Specific Performance. The Company and the Purchaser acknowledge that the Option granted to the Purchaser herein and the Option Shares covered hereby, are unique and that neither party hereto will have an adequate remedy at law if the other breaches any covenant contained herein or fails to perform any of its obligations hereunder. Accordingly, each party agrees that the other shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if the other party shall fail or threaten to fail to perform any of its obligations under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

       13.    Additional Covenants of the Company.

       (a) The Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to permit the exercise of the Option in accordance with the terms and conditions hereof, as soon as practicable after the date hereof, including making any appropriate filing pursuant to the HSR Act and any other applicable law, supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable law, and taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

       (b) The Company agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.





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



       14. Loss, Theft, Etc. of Agreement. This Agreement (and the Option granted hereby) is exchangeable, without expense, at the option of Holdings, upon presentation and surrender of this Agreement at the principal office of the Company for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of Shares purchasable hereunder. The terms "Agreement" and"Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

       15.    Miscellaneous.

       (a) Assignability. The rights and obligations of Holdings shall be assignable by Holdings to any subsidiary or affiliate of Holdings; in either case, if such other party shall, by a written instrument reasonably satisfactory to the Company, agree to assume all of Holdings' obligations hereunder and to be bound by all of the terms and conditions of this Agreement. The obligations of the Company shall not be assignable without the prior written consent of Holdings, and any purported assignment without such prior written consent shall be null and void.


       (b) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement, together with the Merger Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holdings to acquire, or does not require the Company to repurchase, the full number of Shares as provided in Sections 2 and 10, as adjusted pursuant to
Section 7, it is the express intention of the Company to allow Holdings to acquire or to require the Company to repurchase such lesser number of Shares as may be permissible without any amendment or modification hereof.

       (c) Expenses. Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all expenses incurred by it or on its behalf in




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



connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

       (d) Representations and Warranties. The representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4 and 5.20 of the Merger Agreement are incorporated herein by reference.

       (e) Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any third party any rights or remedies by virtue of this Agreement or any exercise or nonexercise of the Option granted hereby.

       (f) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision.

       (h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given as set forth in Section 10.2 of the Merger Agreement.

       (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the provisions thereof relating to conflicts of law. The Company, Holdings and Merger Sub each irrevocably submits to the non-exclusive jurisdiction of any California State or United States Federal court sitting in the County of Los Angeles over any suit, action or proceeding arising out of or relating to this Agreement. The Company, Holdings and Merger Sub each irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in any such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. The Company, Holdings and Merger Sub each agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment. The Company, Holdings and Merger Sub each hereby irrevocably consents to service of copies of the summonses and complaints and any other process. Such service may be made by mailing or delivering a copy of such process to their respective addresses set forth above or by any other means provided for by applicable law.

       (j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

       (k) Effect of Headings. The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.





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



       (l) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.






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


       IN WITNESS WHEREOF, Holdings, Merger Sub and the Company have caused this Agreement to be duly executed on the day and year first above written.


                              ON-POINT TECHNOLOGY SYSTEMS, INC.


                              By  /s/ Frederick Sandvick
                                  ------------------------------------------
                                   Title:  Chief Executive Officer



                              GTECH CORPORATION


                              By  /s/ Steven P. Nowick
                                  ------------------------------------------
                                   Title:  Chief Operating Officer


                              TRIO MERGER SUB CO., INC.


                              By  /s/ Steven P. Nowick
                                  ------------------------------------------
                                   Title:  Chief Operating Officer





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